Exhibit 99.1

Workhorse Announces Pricing of $12 Million Public Offering of Common Stock and Warrants

CINCINNATI, Ohio - September 14, 2017– Workhorse Group Inc. (NASDAQ: WKHS), a Cincinnati-based technology company focused on providing electric mobility solutions to the transportation sector, announced today the pricing of 3,749,996 shares of its common stock and accompanying warrants to purchase ..75 of a share of common stock for each share purchased at a price to the public of $3.20. The warrants are exercisable at an exercise price of $3.80 per share beginning on the date of issuance and will expire on the fifth anniversary of the date of issuance. All of the shares and warrants in the offering are to be sold by Workhorse.  The shares and warrants will be issued pursuant to a prospectus supplement filed as part of a shelf registration statement previously filed with the Securities and Exchange Commission (SEC) on Form S-3. Workhorse anticipates that its aggregate net proceeds from the offering will be approximately $11.2 million after deducting the underwriting discount and estimated offering expenses payable by Workhorse. The offering is expected to close on or about September 18, 2017, subject to customary closing conditions. Cowen is acting as the sole book runner of the offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933, as amended. Any offer, if at all, will be made only by means of a prospectus supplement and accompanying prospectus forming a part of the effective registration statement. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, from the offices of Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806. Workhorse intends to file a final prospectus supplement relating to the offering with the SEC, which will be available along with the prospectus filed with the SEC in connection with the shelf registration, on the SEC’s website at http://www.sec.gov/.

About Workhorse Group Inc.

Workhorse is a technology company focused on providing electric mobility solutions to the transportation sector. As an American original equipment manufacturer, we design and build high performance battery-electric vehicles including trucks and aircraft. We also develop cloud-based, real-time telematics performance monitoring systems that are fully integrated with our vehicles and enable fleet operators to optimize energy and route efficiency. All Workhorse vehicles are designed to make the movement of people and goods more efficient and less harmful to the environment. For additional information visit www.workhorse.com.

Forward-Looking Statements

The statements contained herein concerning Workhorse’s expectations regarding the completion, size and terms of the proposed public offering and the anticipated net proceeds therefrom are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on assumptions that may not prove accurate.  Actual results could differ materially from those anticipated due to certain risks, including the proposed offering is subject to the satisfaction of customary closing conditions.  There can be no assurance that Workhorse will be able to complete the public offering on the anticipated terms, or at all. Risks and uncertainties relating to Workhorse and this offering can be found in the "Risk Factors" section of the prospectus supplement related to the proposed offering to be filed with the SEC. Workhorse undertakes no duty or obligation to update any for-ward-looking statements contained in this release as a result of new information, future events or changes in Workhorse’s expectations.